SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           LAWYERS TITLE CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        [LAWYERS TITLE CORPORATION LOGO]


                                ---------------
                         ANNUAL MEETING OF SHAREHOLDERS
                                ---------------
                                                                  April 8, 1997


Dear Shareholder:

            You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Lawyers Title Corporation which is to be held in the Company's Headquarters Building located in the Brookfield office complex at 6630 West Broad Street, Richmond, Virginia, on Tuesday, May 20, 1997, at 9:00 a.m. At the Meeting, you will be asked to elect four Directors to serve a three-year term and to approve the selection of independent public accountants for the Company for 1997.

            Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting; therefore, you are requested to complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.

            We appreciate your support and look forward to seeing you at the Meeting.

                                                 Sincerely,


                                                 /s/ CHARLES H. FOSTER, JR.
                                                 --------------------------
                                                 Charles H. Foster, Jr.
                                                 Chairman and Chief
                                                 Executive Officer

                           LAWYERS TITLE CORPORATION
                             6630 WEST BROAD STREET
                            RICHMOND, VIRGINIA 23230


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


            The Annual Meeting (the "Meeting") of Shareholders of Lawyers Title Corporation (the "Company") will be held in the Company's Headquarters Building located in the Brookfield office complex at 6630 West Broad Street, Richmond, Virginia, on Tuesday, May 20, 1997, at 9:00 a.m., for the following purposes:

            (1)   To elect four Directors, each to serve for a three-year term;

            (2) To consider and act upon a proposal to appoint the firm of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997; and

            (3) To act upon such other matters as may properly come before the Meeting or any adjournments thereof.

            Only holders of shares of Common Stock of record at the close of business on April 1, 1997, shall be entitled to notice of and to vote at the Meeting.

            Please sign and promptly mail the enclosed proxy to insure the presence of a quorum at the Meeting.

                                            By Order of the Board of Directors,

                                                         Russell W. Jordan, III
                                                                      Secretary

April 8, 1997

                                   IMPORTANT

            WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                PROXY STATEMENT

            The enclosed proxy is solicited by the Board of Directors of the Company. A shareholder may revoke the proxy at any time prior to its use, but proxies properly executed and received by the Secretary prior to the Meeting, and not revoked, will be voted in accordance with the terms thereof.

            The Company will pay all of the costs associated with this proxy solicitation. Proxies are being solicited by mail and may also be solicited in person or by telephone, telefacsimile or telegraph by Directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares of the Company's Common Stock.

            This Proxy Statement will be mailed to registered holders of the Common Stock of the Company on or about April 8, 1997.

                                 VOTING RIGHTS

            The Company had 8,908,991 shares of Common Stock outstanding as of April 1, 1997, each having one vote. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Only Common Shareholders of record at the close of business on April 1, 1997, will be entitled to vote.

            The Company is not aware of any matters which are to come before the Meeting other than those described in this Proxy Statement. However, if other matters do properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment.

                              ELECTION OF DIRECTORS

            Four Directors are to be elected at the Meeting, each for a term of three years expiring in 2000. Six other Directors have been elected to terms that end in either 1998 or 1999, as indicated below. The following pages set forth certain information concerning the nominees and the Directors whose terms of office will continue after the Meeting. All of the nominees and incumbent Directors listed below were previously elected Directors by the shareholders, except Michael Dinkins and John P. McCann, who are standing for election for the first time. Wallace L. Chandler and Robert H. Hilb, Directors from 1991 to 1997, have announced their retirement and will not stand for reelection.

            Proxies, unless otherwise specified, will be voted for the election of the nominees listed to serve as Directors. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of Directors will not be included in determining the number of votes cast. If, at the time of the Meeting, any nominee should be unavailable to serve as a Director, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

                NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2000

            JANET A. ALPERT, 50, is President and Chief Operating Officer of the Company and of Lawyers Title Insurance Corporation ("LTIC"), a subsidiary of the Company. From October 1991 to December 1992, she was Executive Vice President of the Company, and from January 1989 to December 1992, she was Executive Vice President - Eastern Operations of LTIC. Ms. Alpert is a member of the Executive Committee and has been a Director since 1994.

            MICHAEL DINKINS, 43, is President of the Graphic Communications Group of Cadmus Communications Corporation ("Cadmus") (a printing, marketing and publishing company). From September 1993 to May 1995, he was Vice President and Chief Financial Officer of Cadmus, and from 1992 to 1993 he was Manager Finance (for Marketing in 1993 and for Sales in 1992) for GE Appliances.

            JAMES ERMER, 54, retired as Executive Vice President -- Strategic Planning and Corporate Development of CSX Corporation ("CSX") (a railroad and transportation company) in December 1996. Prior to April 25, 1995, he was Senior Vice President -- Finance and Chief Financial Officer of CSX, a position he held for more than five years. Mr. Ermer is a Director and trustee of Nations Fund Group of Mutual Funds. He is a member of the Compensation Committee and the Pension and Portfolio Committee and has been a Director since 1991.

            JOHN P. MCCANN, 52, is Chairman, President and Chief Executive Officer of United Dominion Realty Trust, Inc. (an apartment REIT), a position he has held for more than five years. He is a Director of United Dominion Realty Trust, Inc. and Storage USA, Inc.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

                 INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

            J. GARNETT NELSON, 57, is President of Mid-Atlantic Holdings,
L.L.C. (a consulting and business acquisitions company). Prior to February 1995, he was Senior Vice President -- Investments of The Life Insurance Company of Virginia and Senior Executive Director of Aon Advisors, Inc. (an investment advisor), positions he held for more than five years. Mr. Nelson is a Director of Mentor Income Fund, Inc., Aon Asset Management Fund, Inc. and Life of Virginia Series Fund, Inc. He is Chairman of the Pension and Portfolio Committee and a member of the Audit Committee and has been a Director since 1991.

            ROBERT F. NORFLEET, JR., 56, serves as a consultant in the capacity of Director of Client Relations for the Trust and Investment Management Group of Crestar Bank. From 1994 until his retirement on March 1, 1996, he was Corporate Executive Vice President and Senior Credit Officer of Crestar Bank. Prior to 1994, Mr. Norfleet was President - Capital Region and Executive Vice President - Corporate Banking of Crestar Bank, positions he held for more than five years. He is a member of the Audit Committee and the Executive Committee and has been a Director since 1991.

            EUGENE P. TRANI, 57, is President of Virginia Commonwealth University (an urban, public research university), a position he has held for more than five years. He is a Director of Crestar Financial Corporation and Heilig-Meyers Company. Dr. Trani is a member of the Audit Committee and the Pension and Portfolio Committee and has been a Director since 1993.

                 INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

            THEODORE L. CHANDLER, JR., 44, is a member of the law firm of Williams Mullen Christian & Dobbins in Richmond, Virginia, a position he has held for more than five years. He is a Director of Hilb, Rogal and Hamilton Company and Open Plan Systems, Inc. Mr. Chandler is a member of the
Executive Committee and the Compensation Committee and has been a Director since 1991. Williams Mullen Christian & Dobbins acts as counsel to the Company.

            CHARLES H. FOSTER, JR., 53, is Chairman and Chief Executive Officer of the Company and of LTIC, positions he has held for more than five years. He is a Director of Universal Corporation. Mr. Foster is Chairman of the Executive Committee and a member of the Pension and Portfolio Committee and has been a Director since 1991.

            MARSHALL B. WISHNACK, 50, is Chairman and Chief Executive Officer of Wheat First Butcher Singer (an investment banking and securities brokerage company). Prior to April 1, 1997, he was President and Chief Executive Officer of Wheat First Butcher Singer, a position he held for more than five years. Mr. Wishnack is a Director of Best Products, Inc. and S & K Famous Brands. He is a member of the Audit Committee and the Compensation Committee and has been a Director since 1991. Wheat First Butcher Singer provides investment management and securities brokerage services to the Company.

                                STOCK OWNERSHIP

            In a Schedule 13D jointly filed with the Securities and Exchange Commission (the "Commission") by Focused Capital Partners L.P. ("FCP"), Cadence Fund, L.P. ("CF"), Brookhaven Capital Management Co., Ltd. ("BCM"), an investment advisor to FCP and CF, Vincent A. Carrino ("Carrino"), a general partner of FCP and CF and the sole director and president of BCM, and Daniel R. Coleman ("Coleman"), a general partner of FCP and CF, FCP, CF, BCM, Carrino and Coleman reported ownership as of October 30, 1995, of 527,611 shares of Common Stock of the Company, representing 5.94% of such shares outstanding on such date. The Schedule 13D reported that (a) 512,111 of the shares were beneficially owned by BCM, (b) 206,900 of the shares were beneficially owned by CF, (c) 151,161 of the shares were beneficially owned by FCP, (d) 373,561 of the shares were beneficially owned by Carrino and (e) 358,061 of the shares were beneficially owned by Coleman. According to the Schedule 13D, (i) BCM had sole voting and dispositive power over 9,500 of the shares and shared voting and dispositive power over 502,611 of the shares, (ii) CF had shared voting and dispositive power over 206,900 of the shares, (iii) FCP had shared voting and dispositive power over 151,161 of the shares, (iv) Carrino had sole voting and dispositive power over 15,500 of the shares and shared voting and dispositive power over 358,061 of the shares and (v) Coleman had shared voting and dispositive power over 358,061 of the shares. The reported business address of FCP, CF, BCM and Carrino was 3000 Sandhill Road, Building 4, Suite 130, Menlo Park, California 94025, and the reported business address of Coleman was 500 108th Avenue NE, Suite 380, Bellevue, Washington 98004.

            In an amended Schedule 13G jointly filed with the Commission by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., Abigail P. Johnson, a Director of FMR Corp., Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, and Fidelity Low-Priced Stock Fund, FMR Corp., Fidelity, Edward C. Johnson 3d and Abigail R. Johnson reported beneficial ownership as of December 31, 1996, of 1,124,600 shares of Common Stock of the Company, representing 12.65% of such shares outstanding on such date. The amended Schedule 13G reported that the ownership interest of one investment company, Fidelity Low-Priced Stock Fund, amounted to 617,800 shares or 6.95% of the Common Stock outstanding. According to the amended Schedule 13G, (i) FMR Corp., Fidelity, Edward C. Johnson 3d and the Fidelity Funds with an ownership interest in the shares each has sole power to dispose of all 1,124,600 of the shares, and (ii) the sole power to vote the shares owned directly by the Fidelity Funds resides with the Funds' Boards of Trustees. The reported business address of FMR Corp., Fidelity and Fidelity Low-Priced Stock Fund was 82 Devonshire Street, Boston, Massachusetts 02109.

            To the knowledge of the Company, no other person owns beneficially more than 5% of the outstanding shares of the Company's Common Stock.

            The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock, as of December 31, 1996, by (i) each Director and nominee, (ii) each executive officer listed in the Summary Compensation Table (the "Named Executive Officers") and (iii) all Directors and executive officers as a group, according to data furnished by such persons.


            NAME                      NUMBER OF SHARES(1)  PERCENT OF CLASS
---------------------------------------------------------------------------
Janet A. Alpert                              76,829               *
Kenneth Astheimer                            39,414               *
Theodore L. Chandler, Jr.                    17,500               *
Wallace L. Chandler                          32,046               *
Michael Dinkins **                                0               *
James Ermer                                  10,500               *
G. William Evans                             26,631               *
Charles H. Foster, Jr.                      165,470            1.86%
Robert H. Hilb                               10,500               *
Charles W. Keith                             33,263               *
John P. McCann **                             5,000               *
J. Garnett Nelson                            13,500               *
Robert F. Norfleet, Jr.                       8,250               *
Eugene P. Trani                               6,385               *
Marshall B. Wishnack                         10,000               *

All Directors and executive                 507,828            5.71%
officers  as a  group (19 persons,
including those named)
------------

* Percentage of ownership is less than 1% of the outstanding shares of Common Stock of the Company.
** Messrs. Dinkins and McCann are standing for election to the Board of Directors for the first time.

          (1) The number of shares of Common Stock shown in the table includes 45,572 shares held for certain Directors and executive officers in the LTIC Savings and Stock Ownership Plan (the "401(k) Plan") as of December 31, 1996 and 390,651 shares which certain Directors and executive officers have the right to acquire through the exercise of stock options within 60 days following December 31, 1996. The number of shares also includes 4,000 shares of the Company's Common Stock held in fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Commission but inclusion of the shares in the table does not constitute admission of beneficial ownership.

            The 401(k) Plan held 807,765 shares of the Company's Common Stock, or 9.08% of the total number of such shares outstanding on December 31, 1996. Each participant in the 401(k) Plan has the right to instruct Merrill Lynch Trust Company, trustee for the 401(k) Plan, with respect to the voting of shares allocated to his or her account. The trustee, however, will vote any shares for which it receives no instructions in the same proportion as those shares for which it has received instructions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the 1934 Act requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Commission. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

            To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that applicable Section 16(a) filing requirements were satisfied for transactions that occurred in 1996.

                                   COMMITTEES

            The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee and the Pension and Portfolio Committee. There is no nominating committee. The Executive Committee has the authority to act for the Board of Directors on most matters during the intervals between Board meetings. The Audit Committee reviews the scope and the results of the work of the independent public accountants and internal auditors, reviews the adequacy of internal accounting controls, and recommends the selection of the independent public accountants to the Board of Directors. The responsibilities of the Compensation Committee are discussed below under "Compensation Committee Report on Executive Compensation." The Pension and Portfolio Committee establishes the investment policy and monitors the performance of pension and portfolio investments of the Company and of LTIC and its subsidiaries.

            During the fiscal year ended December 31, 1996, there were six meetings of the Board of Directors. All Directors attended 75% or more of the total aggregate number of meetings of the Board of Directors and of the committees on which they served.

                            DIRECTORS' COMPENSATION

            Each Director who is not an officer of the Company receives a quarterly retainer of $2,500, a fee of $1,500 for attendance at each Board meeting, and a fee of $750 for attendance at each meeting of a Board committee of which he is a member. A Director who is also an officer of the Company receives no compensation for his or her services as a Director.

            Effective January 1, 1995, the Outside Directors Deferral Plan permits a non-employee Director to defer all or a portion of his or her compensation. Interest is paid on the amounts deferred at a rate determined by the Compensation Committee. Subject to certain restrictions, the Director may elect at the time of deferral to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

            In each of the five years during the term of the 1992 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan") which by its terms expired in 1996, each non-employee Director received, and in 1997 pursuant to grants under the 1991 Stock Incentive Plan, as amended (the "Option Plan") each non-employee Director will receive, an option to purchase 1,500 shares of Common Stock of the Company on the first business day following the annual meeting of shareholders. The exercise price of all options granted to non-employee Directors is the fair market value of the Company's Common Stock on the date of grant. All of the options are exercisable six months after the date of grant and expire ten years from the date of grant. Shorter expiration periods may apply in the event an optionee dies, becomes disabled or resigns from or does not stand for reelection to the Board. The options will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

            Decisions on compensation of the Company's executive officers as well as those officers of LTIC who are members of executive management (collectively "senior management") are made by the four-member Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee Director. The Committee determines the salaries of the Company's senior management and reviews and approves annual management incentive programs and executive benefits for senior management. It also administers the 1991 Stock Incentive Plan (the "Option Plan"), the Directors' Option Plan and the Outside Directors Deferral Plan. The Committee reviews any significant changes in the tax qualified employee pension benefit plans and the Regional Management Incentive Programs. All decisions by the Compensation Committee relating to the compensation of the Company's senior management are reported to the full Board.

            Under rules established by the Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's Chairman and Chief Executive Officer, Charles H. Foster, Jr., and the other Named Executive Officers. The report of the Compensation Committee set forth below addresses the Company's compensation policies in effect for 1996.

EXECUTIVE COMPENSATION POLICIES

            The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, recognize individual initiative and achievements, and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility; annual variable performance opportunities payable in cash and shares of the Company's Common Stock on the basis of merit and for the achievement of financial and operating performance goals established by the Committee; and long-term, stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company's shareholders.

            In furtherance of its responsibility to determine executive compensation, the Compensation Committee annually, or more frequently, reviews the Company's executive compensation program. The Compensation Committee evaluates compensation structures and the financial performance of other publicly held companies in the title insurance industry and in certain other insurance sectors as well as the compensation of executive officers in those companies in order to establish general parameters within which it may fix competitive compensation for its executive officers. This insurance industry peer group used for compensation analysis is included within, but is narrower than, the peer group index in the performance graph included in this proxy statement due to the small number of title companies on which compensation data is publicly available. The Compensation Committee believes that compensation comparisons are most appropriately made to executives within the insurance industry peer group, with particular emphasis on comparable title insurance companies. This group may change as the Company or its competitors change their focus, merge or consolidate or as new competitors emerge.

            The Compensation Committee then determines the appropriate salary and management incentive using a number of factors, including the executive officer's individual duties and responsibilities in the Company, tenure, relative importance to the overall success of the Company's short- and long-term goals and attainment of individual performance goals, if appropriate. With respect to Mr. Foster, the Committee specifically evaluates the overall performance of the Company, including revenues, earnings, development of the organization and return on shareholder equity. With respect to the other Named Executive Officers, the committee sets performance criteria, such as profitability, growth and productivity, for the area or areas of Company operations for which the executive is personally responsible and accountable.

            Combining subjective and objective policies and practices, this assessment process is undertaken annually, or more frequently, by the Compensation Committee in order to implement the Company's pay-for-performance policy, which focuses on an executive officer's total compensation, including cash and non-cash compensation, from all sources.

BASE SALARIES AND ANNUAL INCENTIVES

            Because the Company's executive compensation program stresses incentive opportunities linked to financial and operating performance, base salaries for senior management are generally set below the median for comparable positions at comparable companies. Adjustments made to executive base salaries normally take effect on April 1 of a given year. Effective April 1, 1996, Mr. Foster's base salary was increased by $20,000 to $250,000 after a thorough review and evaluation by the Committee of Mr. Foster's personal performance in light of his management responsibilities, the Company's improved profitability in 1995, and the substantial progress made by the Company in achieving its strategic goal of raising the levels of accountability of all employees based on performance measured against specific goals.

            The Named Executive Officers were eligible for incentive compensation for their 1996 performance. In February of 1997, bonus awards were made to each of these individuals based on a review of several factors which related to the Company's performance in 1996. Additionally, a portion of annual incentive compensation was paid in Company Common Stock out of the Option Plan as a way to more closely align the interests of senior management with those of the shareholders. The Compensation Committee review included an assessment of the performance of selected individuals in achieving quarterly and annual revenue, expense ratio, productivity and preventable claims goals in his or her respective area of responsibility. Based on these factors, Mr. Foster's annual incentive award for 1996 was $244,938, compared to $127,120 in 1995, with $60,413 of the award paid in shares of the Company's Common Stock.

LONG-TERM INCENTIVES

            The Committee administers the Option Plan under which it has granted to key executives options to purchase shares of the Company's Common Stock based upon a determination of competitive aggregate compensation levels. The primary objective of issuing stock options is to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is effectively designed to further this objective.

            Effective January 3, 1996, the Compensation Committee granted stock options (the "1996 Options") to various executives, including the Named Executive Officers. The Committee granted Mr. Foster a 1996 Option to acquire 50,000 shares of Common Stock. In determining the number of shares to be subject to the options granted to Mr. Foster, the Committee evaluated Mr. Foster's overall compensation package relative to that of other chief executives in the insurance industry peer group. With respect to the allocation of available options among the Named Executive Officers and other executives, the Committee is of the view that, as a person's level of responsibility increases, greater portions of his or her total compensation should be linked to the long-term performance of the Company's Common Stock and return to its shareholders.

            The exercise price of the 1996 Options is based on the average of the high and low trading prices of the Common Stock on the day prior to the date of grant. The 1996 Options cannot be exercised until six months after the date of grant, vest at a rate of 25% each year for the first four years and expire seven years from such date. An earlier expiration date may apply in the event of an optionee's termination of employment, retirement, death or disability.

            The tables which follow this report, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

TAX CONSIDERATIONS

            The Omnibus Budget Reconciliation Act of 1993 ("OBRA") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company's executive officers. The Company is not in danger of losing deductions under OBRA. The Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Committee has not adopted a policy that dictates its decision in such a situation.


                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS:

                            ROBERT H. HILB, CHAIRMAN
                                  JAMES ERMER
                           THEODORE L. CHANDLER, JR.
                              MARSHALL B. WISHNACK

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

            Theodore L. Chandler, Jr., a member of the Compensation Committee, is a member of the law firm of Williams Mullen Christian & Dobbins, which acts as counsel to the Company. Marshall B. Wishnack, a member of the Compensation Committee, is Chairman and Chief Executive Officer of Wheat First Butcher Singer, which provides investment management and securities brokerage services to the Company.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

            The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, the cash compensation paid by the Company and by LTIC and its subsidiaries, as well as certain other compensation paid or accrued for those years, to each of the Named Executive Officers in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                                                          Compensation
                                                                                            Awards
                                                        Annual Compensation
                                              -----------------------------------------------------------------------
                                                                          Other Annual    Securities      All Other
Name and Principal                                                        Compensation    Underlying     Compensation
Position                            Year    Salary ($)    Bonus($)(1)        ($)(2)       Options (#)       ($)(3)
---------------------------------------------------------------------------------------------------------------------
Charles H. Foster, Jr.              1996     $245,006     $244,938            --            50,000         $26,307
Chairman and Chief                  1995      218,502      127,120            --            27,000          27,580
Executive Officer                   1994      220,587       32,419            --            32,500          21,423

Janet A. Alpert                     1996      186,249      163,292            --            30,000          21,922
President and Chief                 1995      166,260       79,450            --            15,000          21,888
Operating Officer                   1994      167,298       21,613            --            16,000          15,975

Kenneth Astheimer                   1996      147,501      172,375            --            15,000          19,247
Executive Vice                      1995      133,002       57,545            --            10,000          18,971
President                           1994      136,338       17,674            --             9,000          14,578

Charles W. Keith                    1996      147,501      157,445            --            15,000          17,570
Executive Vice                      1995      133,002       57,665            --            10,000          17,975
President                           1994      135,087       21,199            --             9,000          13,417

G. William Evans                    1996      137,505       60,646            --             9,000          10,751
Vice President and                  1995      123,510       27,013            --             4,000           9,198
Treasurer                           1994      121,425       10,597            --             4,000           6,818

--------------
           (1) The bonuses to the Named Executive Officers for 1996 were partially paid in shares of the Company's Common Stock. The value of the stock portion of those bonuses, based upon a price of $22.375 per share, was $60,413, $40,275, $38,038, $33,563 and $13,425 for Mr. Foster, Ms. Alpert,
Mr. Astheimer, Mr. Keith, and Mr. Evans, respectively.

           (2) The dollar value of perquisites and other personal benefits received by each of the Named Executive Officers during each of the fiscal years ended December 31, 1994, 1995 and 1996 did not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for each in such years.

           (3) "All Other Compensation" includes the following for the fiscal year ended December 31, 1996: (a) $4,698, $5,195, $5,186, $4,843 and $5,831 for
Mr. Foster, Ms. Alpert, Mr. Astheimer, Mr. Keith and Mr. Evans, respectively, representing total contributions of $25,754 to the Company's 401(k) Plan on behalf of each of the Named Executive Officers to match 1996 pre-tax elective deferral contributions (included under Salary) made by each to such plan; (b) $3,973, $3,622 and $2,627 of accrued interest on income deferred in 1986, 1987, 1988 or 1989 by Mr. Foster, Ms. Alpert and Mr. Astheimer respectively, under the LTIC Deferred Income Plan (computed assuming that each of the participating Named Executive Officers satisfies all conditions necessary to earn the highest interest rate payable under such plan), to the extent the total interest accrued with respect to such income amounts during 1995 exceeded 120% of the applicable federal long term rate provided under Section 1274(d) of the Internal Revenue Code; and (c) $17,636, $13,105, $11,434, $12,727 and
$4,920 for Mr. Foster, Ms. Alpert, Mr. Astheimer, Mr. Keith and Mr. Evans, respectively, representing compensation attributable to life insurance premiums paid by the Company in 1996 pursuant to the Company's split-dollar life insurance plan.

STOCK OPTIONS

            The following table contains information concerning grants of stock options under the Company's Option Plan to each of the Named Executive Officers in the fiscal year ended December 31, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR



                                         Individual Grants
                          Number of
                          Securities          % of Total
                          Underlying         Options Granted    Exercise or                Grant Date
Name                       Options           to Employees in    Base Price    Expiration   Present
                          Granted (#)(1)       Fiscal Year       ($/SH)(2)    Date (3)     Value ($) (4)
--------------------------------------------------------------------------------------------------------
Charles H. Foster, Jr.       50,000               30.1%           $18.75       1/3/03        $385,000
Janet A. Alpert              30,000               18.0             18.75       1/3/03         231,000
Kenneth Astheimer            15,000                9.0             18.75       1/3/03         115,500
Charles W. Keith             15,000                9.0             18.75       1/3/03         115,500
G. William Evans              9,000                5.4             18.75       1/3/03          69,300

           (1) The options become exercisable for 25% of the shares of Common Stock of the Company covered by such options on each of the first four successive anniversary dates of the date of grant. The options listed in the table were granted on January 3, 1996.

           (2) The exercise price for the options listed in the table was the average of the high and low trading prices on the day prior to the date of grant. The exercise price may be paid in cash, in shares of Common Stock of the Company valued at fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.

           (3) The options listed in the table expire seven years from the date of grant. An earlier expiration date may apply in the event of the optionee's termination of employment, retirement, death or disability.

           (4) The Black-Scholes option pricing model was used to determine the "Grant Date Present Value" of the options listed in the table. The model used assumed a risk free interest rate of 5.54%, a dividend yield of 1.311% and a volatility measure of .346, which is the variance on the rate of return on the Common Stock of the Company over the most recent 250 trading day period prior to the grant of the option. Because the magnitude of any nontransferability discount is extremely difficult to determine, none was applied in determining the value of the listed options.

OPTION EXERCISES AND HOLDINGS

            None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1996. The following table sets forth information with respect to unexercised options held by such officers as of the end of the fiscal year:

                         FISCAL YEAR END OPTION VALUES



                                                               Number of Securities Underlying
                                                                Unexercised Options at Fiscal    Value of Unexercised In-the-Money
                                                                         Year End (#)                 Options at FY-End ($) (1)
                      ------------------------------------------------------------------------------------------------------------
                       Shares Acquired on  Value Realized ($)            Exercisable/                    Exercisable/
Name                      Exercise (#)                                   Unexercisable                   Unexercisable

----------------------------------------------------------------------------------------------------------------------------------
Charles H. Foster, Jr.        0                   0                    110,312/86,500                  $1,246,984/$243,125
                      ------------------------------------------------------------------------------------------------------------
Janet A. Alpert               0                   0                     50,164/49,250                      565,330/134,937
                      ------------------------------------------------------------------------------------------------------------
Kenneth Astheimer             0                   0                     22,750/27,000                       209,885/84,750
                      ------------------------------------------------------------------------------------------------------------
Charles W. Keith              0                   0                     14,125/27,000                       110,195/84,750
                      ------------------------------------------------------------------------------------------------------------
G. William Evans              0                   0                      9,675/14,000                        88,384/36,500
----------------------------------------------------------------------------------------------------------------------------------

           (1) The value of in-the-money options at fiscal year end was calculated by determining the difference between the fair market value of the Common Stock of the Company underlying the options on December 30, 1996 and the exercise price of the options.

RETIREMENT BENEFITS

            All of the Named Executive Officers participate in the LTIC Retirement Plan, a qualified defined benefit retirement plan. The Internal Revenue Code limits (a) the annual retirement benefit that may be paid under the LTIC Retirement Plan and (b) the compensation that may be used in computing a benefit. The maximum benefit limitation is adjusted each year to reflect the cost of living. For 1996, the maximum benefit limitation was $120,000 (based on a life annuity) and the earnings limitation was $150,000.

            The Named Executive Officers are also covered by the LTIC 1995 Benefit Restoration Plan, an unfunded plan designed to restore to selected participants the benefits that cannot be paid under the LTIC Retirement Plan due to the Internal Revenue Code maximum benefit limitation, the earnings limitation, or both. The benefit payable under the LTIC 1995 Benefit Restoration Plan is the difference between the benefit that would be payable under the LTIC Retirement Plan, but for either or both of the Internal Revenue Code limitations, and the amount actually payable under the LTIC Retirement Plan.

                               PENSION PLAN TABLE
            (ESTIMATED ANNUAL BENEFITS PAYABLE AT RETIREMENT) (1),(2)

Average
Compensation (3)                   Years of Service (4)
---------------------------------------------------------------------------
                       20           25           30          35        40
                       --           --           --          --        --
       $100,000      $28,250     $35,313    $  37,529   $ 39,746  $  41,962
        150,000       44,209      55,261       58,586     61,911     65,236
        200,000       60,168      75,210       79,643     84,076     88,509
        250,000       76,127      95,158      100,700    106,241    111,782

           (1) The estimated benefits assume retirement at age 65 and are calculated on the basis of a 50% joint and survivor benefit, assuming that at retirement the age of the executive's spouse is 62. The social security benefit will be payable in addition to the amounts shown.

           (2) The estimated benefits set forth in the table were determined without regard to the Internal Revenue Code maximum benefit limitation or its limitation on compensation that may be used in computing a benefit. The LTIC 1995 Benefit Restoration Plan will provide participants in the plan with the benefit that is "lost" under the LTIC Retirement Plan due to the Internal Revenue Code limitation on the earnings that may be used in computing a benefit. The benefits under the LTIC 1995 Benefit Restoration Plan are payable for a period of 15 years.

           (3) Average Compensation is the average of the salary and bonus (as reported in the Summary Compensation Table) for the 5 years during the past 10 years of an executive's career for which such average is the highest or, in the case of an executive who has been employed for less than 5 calendar years, the period of his or her employment with the Company and LTIC and its subsidiaries. The following sets forth the average compensation for each of the Named Executive Officers covered under the LTIC Retirement Plan and the LTIC 1995 Benefit Restoration Plan: Charles H. Foster, Jr., $294,539; Janet A. Alpert, $205,381; Kenneth Astheimer, $168,566; Charles W. Keith, $176,968; and G. William Evans, $134,864.

           (4) The years of pension benefit service for each of the Named Executive Officers are: Charles H. Foster, Jr., 23; Janet A. Alpert, 28; Kenneth Astheimer, 23; Charles W. Keith, 15; and G. William Evans, 21.

CONTRACTUAL OBLIGATIONS

     The Board of Directors has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executive officers, notwithstanding the possibility, threat or occurrence of a change of control of the Company. Therefore, on November 15, 1994, agreements were entered into with the Named Executive Officers which relate to the officer's employment following a change of control. The agreements replaced agreements entered into in 1991 with LTIC. Each agreement provides for the officer's continued employment for a period of three years following a change of control event (the "Employment Period"). During the Employment Period, the officers will be entitled to a minimum annual salary and bonus in an amount equal to the annualized highest monthly salary during the 12 months immediately preceding the change of control event and the average annualized bonus paid during the three years immediately preceding the change of control event. The officer also will be entitled to participate in incentive, savings and other benefit programs on terms at least as favorable as those in effect at any time during the 90 days preceding the change of control event.

     The agreements generally provide certain benefits if, following a change of control, an officer's employment is terminated by the Company or its successor other than for cause, or if the officer resigns for "good reason" such as a reduction in responsibilities. In such event, the Company will be obligated to pay to the executive through the date of termination the executive's annual base salary, a pro rata portion of the executive's annual bonus, the amount that would be payable to the executive by applying the severance formula set forth in the LTIC Severance Benefits Plan, all amounts of previously deferred compensation not yet paid by the Company, any accrued vacation pay and a severance payment equal to the maximum amount deductible by the Company under
Section 280G of the Internal Revenue Code. To be deductible under Section 280G, the aggregate payments received by an executive which are contingent on a change of control must be less than three times the executive's "base amount" (the average annual taxable compensation of the executive for the five years preceding the year on which the change of control occurs).

                            STOCK PERFORMANCE GRAPH

            The following graph compares the cumulative total return to the shareholders of the Company for the last five fiscal years with the total return on the Standard & Poors 500 Index and the Nasdaq Insurance Index, assuming the investment of $100 in the Company's Common Stock on December 31, 1991, and the reinvestment of all dividends.


                           LAWYERS TITLE CORPORATION

                                    [GRAPH]


         Cumulative Total Return on $100 invested on December 31, 1991

============================================================
                LAWYERS TITLE CORPORATION
                      STOCK RETURN
============================================================
                                                   NASDAQ
                     LTC          S&P 500        INSURANCE
============================================================
 12/31/91         $100.00         $100.00         $100.00
------------------------------------------------------------
 12/31/92          148.79          107.62          135.34
------------------------------------------------------------
 12/31/93          266.12          118.46          144.76
------------------------------------------------------------
 12/31/94          155.63          120.03          136.26
------------------------------------------------------------
 12/31/95          296.91          165.13          193.56
------------------------------------------------------------
 12/31/96          297.58          203.05          220.57
============================================================


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997.

            Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                        PROPOSALS FOR 1998 ANNUAL MEETING

            Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is 6630 West Broad Street, Richmond, Virginia 23230, no later than December 9, 1997, in order for the proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting. The Company anticipates holding the 1998 Annual Meeting of Shareholders on May 19, 1998.

            The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for Director at the 1998 Annual Meeting of Shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must describe various matters regarding the nominee and the shareholder giving notice. For a shareholder to bring other business before the 1998 Annual Meeting of Shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.

                                  OTHER MATTERS

            THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1996 FILED WITH THE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE SECRETARY OF THE COMPANY, WHOSE ADDRESS IS 6630 WEST BROAD STREET, RICHMOND, VIRGINIA 23230.


                                       18